EXHIBIT 10.83

Amendment #1 to

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (“Seybold Amendment 1”) to the Executive Employment Agreement (“Agreement”) by and between TTEC Digital LLC  (“TTEC” or the “Company”), a wholly owned subsidiary of TTEC Holdings, Inc. (“TTEC Parent”) and David J. Seybold ("Executive") is executed to be effective as of September 28, 2023 (“Effective Date”).

WHEREAS, in December 2022, the Company and Mr. Seybold entered into the Agreement in connection with his employment with the Company as Chief Executive Officer of TTEC Digital business segment of TTEC Parent;

WHEREAS, the Compensation Committee of the TTEC Board determined that it is in the Company’s and TTEC Parent’s best interest to modify the structure of Mr. Seybold’s equity-based incentive opportunity to further align with the performance of the TTEC Digital business segment he is responsible for leading;

NOW, THEREFORE, the Agreement is hereby amended as outlined below (all capitalized terms used in this Amendment and not otherwise defined in this document, have the meaning ascribed to them in the Agreement).

1.	Paragraphs 2(c) of the Agreement shall be amended as follows:

Until and unless modified by the Compensation Committee of the Board, the Executive shall be eligible for an annual equity-based incentive opportunity of target value in the amount of $1 million.  Thirty-one and a quarter percent (31.25%) of which is to be granted in time-based RSUs, subject to standard vesting and performance requirements. The remaining sixty-eight and three-quarters percent (68.75%) of which to be granted in PRSUs, based 60% on the performance of the TTEC Digital business segment and 40% on the performance of TTEC Parent, over a 3-year measurement period; with an opportunity to overperform up to 200% of the original grant.

All other provisions of Paragraph 2(c) shall remain as stated in the Agreement.

Executive TTEC Digital LLC

_______________________________________

David J. SeyboldLaura L. Butler,

TTEC Chief People Officer

Date: __________________Date: _________________